EXHIBIT 21

SunVesta, Inc.

SunVesta Holding AG 100%

SunVesta Projects & Management AG Switzerland 100%	SunVesta Tourism Costa Rica Limitada Costa Rica 100%	Rich Land Investments Limitada Costa Rica 90%	SunVesta Turistik Yatirim ve Ticaret A.S. Turkey 100%